UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the registrant	☒
Filed by a party other than the registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Section 240.14a-12

HECLA MINING COMPANY

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

HECLA MINING COMPANY
6500 N. Mineral Drive, Suite 200
Coeur d’Alene, ID 83815-9408
(208) 769-4100

April 26, 2005

TO SHAREHOLDERS OF SERIES B CUMULATIVE PREFERRED STOCK:

        On March 30, 2005, Hecla Mining Company mailed its proxy materials for the Annual Shareholders Meeting scheduled Friday, May 6, 2005, to both its common and preferred shareholders. The preferred shareholders were asked to vote on the election of two directors to the Company’s Board of Directors, whose term would expire in 2008. The Board of Directors (“Board”) recommended that the preferred shareholders vote for Mr. David J. Christensen and Dr. Anthony P. Taylor. The Board believes that Mr. David J. Christensen and Dr. Anthony P. Taylor are the most qualified of the nominees to fill the two board positions to be elected by the preferred shareholders. Messrs. Christensen and Taylor have over 50 years of combined experience with the mining industry and significant knowledge of the Company and its operations, which the Board has recognized is important in not only representing the preferred shareholders of the Company, but all shareholders of the Company.

        We have recently obtained a copy of purported proxy materials submitted to the Company’s preferred shareholders on or about April 12, 2005, by Mr. David S. Miller and Dr. Thomas G. Miller. These two individual nominees have no indicated experience as directors of a public company and no indicated experience or knowledge of the mining industry. Because we are unaware of any proxy solicitation materials having been filed by the Millers with the Securities and Exchange Commission, we are also concerned that the distribution of these proxy solicitation materials may have been sent to you in violation of the Federal Securities laws. We believe the apparent disregard for compliance with applicable law, particularly in these times of heightened scrutiny of director action, confirms the decision made by our Board to solicit proxies on behalf of Messrs. Christensen and Taylor, who we know have the relevant experience and background to be directors of a publicly-traded mining company.

        We have enclosed an additional proxy card to solicit your vote “For” Mr. David J. Christensen and Dr. Anthony P. Taylor. If you have already sent a proxy card, you may revoke that proxy by signing and mailing the enclosed proxy card with a later date. If you have any questions or need additional information, please call Georgeson Shareholder Communications (toll free) at 1-800-491-3017.

Sincerely,

Phillips S. Baker, Jr. President and Chief Executive Officer